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                                                                   EXHIBIT 23.1


                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-53803) of Martek Biosciences Corporation for the registration of 1,475,017 shares of its Common Stock, 442,506 Warrants to Purchase Common Stock, and 442,506 shares of Common Stock Underlying Warrants, and to the incorporation by reference therein of our report dated December 12, 1997, with respect to the financial statements of Martek Biosciences Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 1997, filed with the Securities and Exchange Commission.



                                /s/ Ernst & Young LLP



Vienna, Virginia
June 16, 1998